The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2018

Pricing Supplement No. 2018—USNCH1393 to Product Supplement No. EA-04-06 dated April 7, 2017,

Underlying Supplement No. 7 dated July 16, 2018, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated August-----, 2018

Citigroup Global Markets Holdings Inc. $---- Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index, and the Nasdaq-100 Index® Due On or About August 14, 2023

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing level of the least performing underlying on the related quarterly valuation date is greater than or equal to its coupon barrier. If the closing level of the least performing underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately one year after issuance, if the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying level, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying level of the least performing underlying on the final valuation date. If the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus the final contingent coupon payment if the final underlying level of the least performing underlying is also greater than its coupon barrier. However, if the notes have not been automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. On each valuation date, the least performing underlying is the underlying with the lowest underlying return from the trade date to that valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. The stated payout on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of any underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑  Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing level of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑  Automatic Call — Beginning approximately one year after issuance, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date if the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying level. If the notes are not automatically called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus the final contingent coupon payment if the final underlying level of the least performing underlying is also greater than its coupon barrier. However, if the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	August 9, 2018
Settlement date[2]	August 14, 2018
Valuation dates[3]	Quarterly, beginning on November 9, 2018 (See page PS-4)
Final valuation date[3]	August 9, 2023
Maturity date	August 14, 2023
[1] Expected [2] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [3] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®. Any payment on the notes will be based on the performance of the least performing underlying. The initial underlying levels, coupon barriers and downside thresholds will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Levels	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	5.70% per annum		-----, which is 60% of the applicable initial underlying level	-----, which is 50% of the applicable initial underlying level	17326X835 / US17326X8359
Russell 2000® Index (Ticker: RTY)			-----, which is 60% of the applicable initial underlying level	-----, which is 50% of the applicable initial underlying level
Nasdaq-100 Index® (Ticker: NDX)			-----, which is 60% of the applicable initial underlying level	-----, which is 50% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.20	$9.80
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.305, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.20 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.80 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.80 per note. UBS will receive an underwriting discount of $0.20 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-04-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003412/dp74981_424b2-coba.htm

♦	Underlying Supplement No. 7 dated July 16, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000095010318008530/dp93384_424b2-us7.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index, and the Nasdaq-100 Index® that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-14 of this pricing supplement, “The Russell 2000® Index“ beginning on page PS-15 of this pricing supplement, “The Nasdaq-100 Index®” beginning on page PS-16 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-101 of the accompanying underlying supplement, “Equity Index Descriptions—The Russell 2000® Index” beginning on page US-84 of the accompanying underlying supplement and “Equity Index Descriptions—The Nasdaq-100 Index®” beginning on page US-76 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, and, if the closing level of any underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the closing level of each underlying will be greater than or equal to its downside threshold on the final valuation date, and, if the closing level of any underlying is below its downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlyings.

♦	You are willing to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You do not believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the closing level of any underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are unwilling to accept that your return will be based on the performance of the least performing underlying, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately five years, unless earlier automatically called
Trade date[1]	August 9, 2018
Settlement date[1]	August 14, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	August 9, 2023
Maturity date[1]	August 14, 2023
Underlyings	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY) Nasdaq-100 Index® (Ticker: NDX)
Automatic call feature

The notes will be automatically called if the closing level of the least performing underlying on any valuation date occurring on or after August 9, 2019 is greater than or equal to its initial underlying level.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1,2]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing level of the least performing underlying on a quarterly valuation date is below its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.1425 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 5.70%) and will be payable with respect to each valuation date on which the closing level of the least performing underlying on that valuation date is greater than or equal to its coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing level of least performing underlying on that valuation date is less than its coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount but no contingent coupon.

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	On each valuation date, including the final valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 50% of the applicable initial underlying level, as specified on the cover page of this pricing supplement.
Coupon barrier	For any underlying, 60% of the applicable initial underlying level, as specified on the cover page of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Current underlying level	For any underlying and any valuation date, the closing level of that underlying on that valuation date.
Final underlying level	For any underlying, its closing level on the final valuation date.

____________________

[1] Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2] Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (autocallable after one year)

If the closing level of the least performing underlying on any quarterly valuation date is greater than or equal to its coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing level of the least performing underlying on any quarterly valuation date is below its coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing level of the least performing underlying on any valuation date (beginning one year after issuance) is greater than or equal to its initial underlying level.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the applicable contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the final underlying level of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay the $10.00 stated principal amount but no contingent coupon.

If the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
November 9, 2018*	November 15, 2018
February 11, 2019*	February 14, 2019
May 9, 2019*	May 14, 2019
August 9, 2019	August 14, 2019
November 12, 2019	November 15, 2019
February 10, 2020	February 13, 2020
May 11, 2020	May 14, 2020
August 10, 2020	August 13, 2020
November 9, 2020	November 13, 2020
February 9, 2021	February 12, 2021
May 10, 2021	May 13, 2021
August 9, 2021	August 12, 2021
November 9, 2021	November 15, 2021
February 9, 2022	February 14, 2022
May 9, 2022	May 12, 2022
August 9, 2022	August 12, 2022
November 9, 2022	November 15, 2022
February 9, 2023	February 14, 2023
May 9, 2023	May 12, 2023
August 9, 2023	August 14, 2023
*The notes are NOT automatically callable until the fourth valuation date, which is August 9, 2019.

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning one year after issuance) and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing level of the least performing underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing level of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. If the closing level of the least performing underlying on any valuation date is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing level of the least performing underlying is below its coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one or two could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying on each valuation date. Furthermore, the risk that you will not receive the coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its coupon barrier and/or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that you will not receive any contingent coupon and that at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlyings — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship among the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that at least one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlyings that are not the least performing underlying are not relevant to your return on the notes. It is impossible to predict what the relationship among the underlyings will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the Nasdaq-100 Index® represents stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation among the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation among, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing level of the least performing underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing level of the least performing underlying will be less than the applicable initial underlying level on each valuation date, such that the notes are not automatically called and (iii) the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to any underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The performance of the notes will depend on the closing levels of the underlyings solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlyings — Whether the contingent coupon will be paid for any given quarter will depend on the closing levels of the underlyings solely on the applicable quarterly valuation dates, regardless of the closing levels of the underlyings on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing level of the least performing underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing levels of the underlyings on a limited number of dates, the notes will be particularly sensitive to volatility in the closing levels of the underlyings. You should understand that all of the underlyings have historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing level of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying level. Thus, the term of the notes may be limited to as short as one year. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the levels of the underlyings and the shorter time remaining for the levels of underlyings to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its coupon barrier on any valuation date or its downside threshold on the final valuation date will depend in part on the volatility of, and correlation among, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation among the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, quarterly valuation dates and/or below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its respective coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that at least one of the underlyings will fall below its respective downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation among, the underlyings as of the trade date. If expectations about the volatility of, and correlation among, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation among the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	The Nasdaq-100 Index® is subject to risks associated with the stocks of foreign companies. Some of the stocks that constitute the Nasdaq-100 Index® are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	As compared to other sponsors, Nasdaq, Inc. retains significant control and discretionary decision-making over the Nasdaq-100 Index®, which may have an adverse effect on the closing level of the Nasdaq-100 Index® and on your notes. Pursuant to the Nasdaq-100 Index® methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure Nasdaq-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the Nasdaq-100 Index®. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the closing level of the Nasdaq-100 Index® and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or the stocks that constitute the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on any valuation date with respect to an underlying, determining whether to postpone the valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to any underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, FTSE Russell, as publisher of the Russell 2000® Index, or the Nasdaq OMX Group, Inc. , as publisher of the Nasdaq-100 Index®, may add, delete or substitute the stocks that constitute the applicable underlying or make other methodological changes that could affect the level of the applicable underlying. S&P Dow Jones Indices LLC, FTSE Russell or The Nasdaq OMX Group, Inc. may discontinue or suspend calculation or publication of the applicable underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the notes should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the notes will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the notes should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes will be determined on the trade date; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: 5 years, unless earlier automatically called

t	Hypothetical Initial Underlying Levels:

o	S&P 500® Index: 2,800.00

o	Russell 2000® Index: 1,600.000

o	Nasdaq-100 Index®: 7,500.00

t	Contingent Coupon Rate: 5.70% per annum (or 1.425% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.1425 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately one year, as set forth on page PS-4 of this pricing supplement

t	Hypothetical Coupon Barriers:

o	S&P 500® Index: 1,680.00, which is 60% of its hypothetical initial underlying level

o	Russell 2000® Index: 960.000, which is 60% of its hypothetical initial underlying level

o	Nasdaq-100 Index®: 4,500.00, which is 60% of its hypothetical initial underlying level

t	Hypothetical Downside Thresholds:

o	S&P 500® Index: 1,400.00, which is 50% of its hypothetical initial underlying level

o	Russell 2000® Index: 800.000, which is 50% of its hypothetical initial underlying level

o	Nasdaq-100 Index®: 3,750.00, which is 50% of its hypothetical initial underlying level

*The hypothetical initial underlying levels, coupon barriers and downside thresholds may not represent the actual initial underlying levels, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying levels, coupon barriers and downside thresholds will be determined on the trade date.

Example 1 — Notes are automatically called on the fourth valuation date.

Date	Closing Level of the Underlying			Payment (per note)
	S&P 500® Index	Russell 2000® Index	Nasdaq-100® Index
First Valuation Date	1,900.00 (at or above coupon barrier)	1,000.00 (at or above coupon barrier)*	4,720.00 (at or above coupon barrier)	$0.1425 (contingent coupon — not callable)
Second Valuation Date	1,800.00 (at or above coupon barrier)*	1,060.00 (at or above coupon barrier)	5,060.00 (at or above coupon barrier)	$0.1425 (contingent coupon — not callable)
Third Valuation Date	2,050.00 (at or above coupon barrier)	1,090.00 (at or above coupon barrier)	4,890.00 (at or above coupon barrier)*	$0.1425 (contingent coupon — not callable)
Fourth Valuation Date	3,000.00 (at or above coupon barrier and initial underlying level)*	1,900.00 (at or above coupon barrier and initial underlying level)	9,080.00 (at or above coupon barrier and initial underlying level)	$10.1425 (settlement amount)
		Total Payment:		$10.57 (5.70% total return)

* Denotes least performing underlying for the applicable valuation date

The least performing underlying closes above its respective coupon barrier on the first three valuation dates and therefore a contingent coupon is paid on each of the first three coupon payment dates. On the fourth valuation date (which is approximately one year after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the least performing underlying on the fourth valuation date closes above its initial underlying level, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.1425 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.1425 received in respect of the prior valuation dates, you would have been paid a total of $10.57 per note for a 5.70% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlyings.

Example 2 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is at or above its respective coupon barrier.

Date	Closing Level of the Underlying			Payment (per note)
	S&P 500® Index	Russell 2000® Index	Nasdaq-100® Index
First Valuation Date	2,500.00 (at or above coupon barrier)	1,200.000 (at or above coupon barrier)	5,500.00 (at or above coupon barrier)*	$0.1425 (contingent coupon — not callable)
Second Valuation Date	2,350.00 (at or above coupon barrier)	1,150.000 (at or above coupon barrier)	5,350.00 (at or above coupon barrier)*	$0.1425 (contingent coupon — not callable)
Third Valuation Date	1,850.00 (at or above coupon barrier)	850.00 (below coupon barrier)*	5,050.000 (at or above coupon barrier)	$0.00 (not callable)
Fourth Valuation Date	1,980.00 (at or above coupon barrier; below initial underlying level)	740.00 (below coupon barrier and initial underlying level)*	5,980.000 (at or above coupon barrier; below initial underlying level)	$0.00 (not callable)
Third to Nineteenth Valuation Dates	various (all at or above coupon barrier; all below initial underlying level)	various (all below coupon barrier and initial underlying level)*	various (all at or above coupon barrier; all below initial underlying level)	$0.00 (not callable)
Final Valuation Date	1,690.00 (at or above coupon barrier)*	1,000.000 (at or above coupon barrier)	5,000.00 (at or above coupon barrier)	$10.1425
		Total Payment:		$10.4275 (4.275% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to nineteenth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes above its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.1425 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.285 received in respect of the prior valuation dates, you would have been paid a total of $10.4275 per note for a 4.275% total return on the notes over five years.

Example 3 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is at or above its respective downside threshold but below its respective coupon barrier.

Date	Closing Level of the Underlying			Payment (per note)
	S&P 500® Index	Russell 2000® Index	Nasdaq-100® Index
First Valuation Date	2,260.00 (at or above coupon barrier)	1,260.000 (at or above coupon barrier)	5,260.000 (at or above coupon barrier)*	$0.1425 (contingent coupon — not callable)
Second Valuation Date	2,120.00 (at or above coupon barrier)	1,120.000 (at or above coupon barrier)	5,120.000 (at or above coupon barrier)*	$0.1425 (contingent coupon — not callable)
Third Valuation Date	2,330.00 (at or above coupon barrier)	1,330.000 (at or above coupon barrier)	5,330.000 (at or above coupon barrier)*	$0 (not callable)
Fourth Valuation Date	2,050.00 (at or above coupon barrier; below initial underlying level)	1,050.000 (at or above coupon barrier; below initial underlying level)*	5,050.000 (at or above coupon barrier; below initial underlying level)	$0 (not callable)
Fifth to Nineteenth Valuation Dates	Various (all below coupon barrier and initial underlying level)	Various (all below coupon barrier and initial underlying level)	Various (all below coupon barrier and initial underlying level)	$0 (not callable)
Final Valuation Date	1,500.00 (below coupon barrier, at or above downside threshold)*	870.000 (below coupon barrier, at or above downside threshold)	4,270.000 (below coupon barrier, at or above downside threshold)	$10.00 (stated principal amount)
		Total Payment:		$10.285 (2.85% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to nineteenth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes above its respective downside threshold but below its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.00 per note, reflecting your stated principal amount, but you would not receive a contingent coupon with respect to the final valuation date. When added to the contingent coupon payments of $0.285 received in respect of the prior valuation dates, you would have been paid a total of $10.285 per note for a 2.85% total return on the notes over five years.

Example 4 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is below its respective downside threshold.

Date	Closing Level of the Underlying			Payment (per note)
	S&P 500® Index	Russell 2000® Index	Nasdaq-100® Index
First Valuation Date	2,520.00 (at or above coupon barrier)	900.00 (below coupon barrier)*	5,720.00 (at or above coupon barrier)	$0 (not callable)
Second Valuation Date	2,060.00 (at or above coupon barrier)	1,230.00 (at or above coupon barrier)	4,060.00 (below coupon barrier)*	$0 (not callable)
Third Valuation Date	1,540.00 (below coupon barrier)	840.00 (below coupon barrier)*	5,040.00 (at or above coupon barrier)	$0 (not callable)
Fourth Valuation Date	1,560.00 (below coupon barrier and initial underlying level)	870.00 (below coupon barrier and initial underlying level)*	8,360.00 (at or above coupon barrier and initial underlying level)	$0 (not callable)
Fifth to Nineteenth Valuation Dates	Various (all at or above coupon barrier; all below initial underlying level)	Various (all below coupon barrier and initial underlying level)*	Various (all at or above coupon barrier; all below initial underlying level)	$0 (not callable)
Final Valuation Date	2,550.00 (at or above coupon barrier)	480.00 (below coupon barrier)*	5,550.00 (at or above coupon barrier)	$10.00 × [1 + underlying return of the least performing underlying on the final valuation date] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
		Total Payment:		$3.00 (-70.00% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each valuation date closes below its coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying on the final valuation date closes below its respective downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying on the final valuation date from the trade date to the final valuation date.

The S&P 500® Index

The S&P 500® Index consists of the common stock of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to August 8, 2018. The closing level of the S&P 500® Index on August 8, 2018 was 2,857.70. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2008 to August 8, 2018. The closing level of the Russell 2000® Index on August 8, 2018 was 1,686.882. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by The Nasdaq OMX Group, Inc. The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of Nasdaq OMX and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®.

The graph below illustrates the performance of the Nasdaq-100 Index® from January 2, 2008 to August 8, 2018. The closing level of the Nasdaq-100 Index®on August 8, 2018 was 7,469.55. We obtained the closing levels of the Nasdaq-100 Index®from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Nasdaq-100 Index®should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Nasdaq-100 Index®. We cannot give you assurance that the performance of the Nasdaq-100 Index®will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® from January 2, 2008 through August 8, 2018, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation among the underlyings is not indicative of the degree of correlation among the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION AMONG THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which three underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Three underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the others over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation among the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation among the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship among the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship among the underlyings.”

The lower (or more negative) the correlation among the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier and/or downside threshold on any valuation date or the final valuation date, as applicable. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, as applicable, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation among the underlyings as of the trade date. If expectations about the correlation among the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.20 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.80 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.20 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 6.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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